Exhibit 99.1

ARC Group COMPLETES

ACQUISITION OF two Dick’s WINGS restaurants

Transaction Expected to Contribute More Than $3 million

in Annual Revenue and be Accretive to Earnings

JACKSONVILLE, Fla. – December 20, 2016 – ARC Group, Inc. (OTCQB: ARCK), the owner, operator and franchisor of the award-winning Dick’s Wings & Grill® concept, today announced that it has completed the acquisition of two of its Dick’s Wings® restaurants.

ARC Group acquired the Dick’s Wings located at 6055 Youngerman Circle in Argyle Village in Jacksonville, Fla., and the Dick’s Wings located at 100 Marketside Avenue in the Nocatee development in Ponte Vedra, Fla. These restaurants are two of the highest-grossing and most profitable restaurants in the franchise, collectively generating more than $3 million in revenue each year. ARC Group completed the acquisition by purchasing all of the issued and outstanding membership interests of Seediv, LLC, the owner of the two restaurants. The transaction officially closed on December 19, 2016.

The purchase price consisted of a payment of $600,000 that ARC Group made at the closing, and an earn-out payment to be made in 2018. Of the $600,000 payable at closing, a total of $13,665 was paid in cash, $259,123 was paid through the forgiveness of accounts receivable owed to ARC Group, and the remaining $327,212 was paid through the forgiveness of debt owed to ARC Group. The earn-out payment will be equal to the restaurants’ combined EBITDA for the year ended December 31, 2017, multiplied by a factor of 5.5. This amount will then be reduced by the $600,000 that was paid at the closing, provided that in no event shall the earn-out payment be reduced below zero.

The Dick’s Wings located in Jacksonville, Fla., was ARC Group’s first free-standing restaurant and is ARC Group’s largest restaurant, with approximately 6,700 square feet of space. The restaurant seats more than 200 guests and employs 40 team members from the local area. The Dick’s Wings restaurant located in Ponta Vedra, Fla., which first opened in April 2013, quickly became one of ARC Group’s highest-grossing restaurants. The restaurant is located in Ponta Vedra, just a few minutes away from St. Augustine, Jacksonville and Ponte Vedra Beach, the home of the PGA.

“I am pleased to announce that ARC Group is now both a franchisor and an owner of its Dick’s Wings restaurants,” stated Richard W. Akam, Chief Executive Officer of ARC Group, Inc. “This acquisition marks a significant milestone for our company. After spending several years building and improving the operations of our franchise base, our 24 pre-acquisition franchised locations began generating sufficient revenue and cash flow for us to begin evaluating opportunities to own top-performing Dick’s Wings restaurants. Maintaining a healthy mix of company-owned and franchised restaurants will provide us with additional flexibility and financial stability as we continue to grow our brand.”

“Our Argyle Village and Ponte Vedra locations have been two of our largest revenue producers, collectively generating more than $3 million in revenue each year, and both locations are very profitable,” continued Akam. “Each of these restaurants are located in beautiful, state-of-the-art facilities in high-traffic areas. We believe that with the additional control the ownership of these restaurants provides us, we will be able to further improve their performance in the future. We will then help our franchisees implement these beneficial changes at their restaurants.”

Dick’s Wings restaurants are family fun fooderys® where both families and sports fans can go to enjoy a unique restaurant experience from first bite to last call®.  Dick’s Wings offers a variety of boldly-flavored menu items highlighted by its award-winning, Buffalo, New York-style chicken wings and hog wings and its Dick’s Blingz® boneless chicken wings, for which it boasts 365 mouth-watering flavors.  It also offers customers a variety of fresh sandwiches, burgers, wraps, salads and signature waffle fries.  Guests enjoy these menu items in an elevated sports-themed environment that includes flat screen TVs located throughout each restaurant and children’s areas filled with video games and other forms of children’s entertainment.

Dick’s Wings is actively offering franchise opportunities in the Orlando, Tampa, Gainesville and Mobile/Pensacola metropolitan areas.  For more information about Dick’s Wings exciting menu offering and locations, and for additional franchising information, please visit www.dickswingsandgrill.com.

About ARC Group, Inc.

ARC Group, Inc., headquartered in Lafayette, Louisiana, is the owner, operator and franchisor of the Dick’s Wings & Grill concept and owns 50% of the owner, operator and franchisor of the Wing Nutz® concept.  Now in its 22nd year of operation, Dick’s Wings prides itself on its award-winning chicken wings and hog wings spun in its signature sauces and seasonings.  Wing Nutz offers a large selection of premium baked chicken wings and other baked products.  Wing Nutz also offers its own proprietary line of craft beers under the brand “Nut Job Beers”.  Dick’s Wings has 18 restaurants in Florida and six restaurants in Georgia.  It also has two concession stands at EverBank Field, home of the NFL’s Jacksonville Jaguars.  Wing Nutz has nine restaurants in Utah, two restaurants in Texas, one restaurant in Nevada and one restaurant in Idaho.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created thereby.  All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the Company’s future financial position, business strategy, plans and objectives, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings and submissions with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact:

Tyler Deur

Lambert, Edwards & Associates

(616) 233-0500

tdeur@lambert-edwards.com